Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of JR Resources Corp. of our report dated October 21, 2021, except for the effects of the reverse stock split discussed in Note 2 to the consolidated financial statements, as to which the date is March 28, 2022 relating to the consolidated financial statements of JR Resources Corp. and subsidiaries, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas
March 28, 2022